As filed with the Securities and Exchange Commission on May 20, 2004

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FAUQUIER BANKSHARES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Virginia (State or Other Jurisdiction of Incorporation or Organization)	54-1288193 (I.R.S. Employer Identification Number)

10 Courthouse Square
Warrenton, Virginia 20186
(540) 347-2700
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

C. Hunton Tiffany
Chairman and Chief Executive Officer
Fauquier Bankshares, Inc.
10 Courthouse Square
Warrenton, Virginia 20186
(540) 347-2700

(Name, Address, Including Zip Code,
and Telephone Number, Including Area Code,
of Agent for Service)

Copies of Communications to:

Jonathan F. Wolcott
Holland & Knight LLP
2099 Pennsylvania Avenue, NW
Suite 100
Washington, DC 20006
(202) 955-3000

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |X|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |_|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

Title of Shares to Be Registered	Amount to Be Registered (1)	Proposed Maximum Aggregate Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $3.13 par value	250,000 shares	$21.53	$5,382,500.00	$682.00

(1)	The number of shares of common stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Registrant.

(2)	Pursuant to Rule 457(c), the offering price is based on the average of the bid ($21.17) and ask ($21.89) prices of one share of common stock, as reported on The Nasdaq Small Cap Market on May 14, 2004, and has been established solely for the purpose of calculating the registration fee.

PROSPECTUS

FAUQUIER BANKSHARES, INC.

DIVIDEND REINVESTMENT AND
STOCK PURCHASE PLAN

250,000 SHARES OF COMMON STOCK

May 20, 2004

Dear Shareholders:

We are pleased to send you this prospectus describing the Dividend Reinvestment and Stock Purchase Plan (the “Plan”) of Fauquier Bankshares, Inc. (“Bankshares”). The Plan offers our shareholders the opportunity to purchase shares of our common stock with automatically reinvested dividends or optional cash payments, without payment of brokerage commissions, fees or service charges.

Our common stock is listed for quotation on The Nasdaq SmallCap Market system under the symbol “FBSS.” On May 14, 2004, the closing price of the common stock was $21.20 per share.

You may enroll in the Plan at any time by completing an authorization card and returning it to American Stock Transfer & Trust Company, the Plan’s agent.

If you choose not to participate in the Plan, you will continue to receive cash dividends, when and if declared by our Board of Directors. The Plan does not represent a change in our dividend policy or a guaranty of future dividends. The declaration of dividends by our Board of Directors will continue to be subject to the discretion of the Board of Directors and will depend on a number of factors, including future earnings, financial condition, cash reserves and general business conditions.

We are offering shares of our common stock under this prospectus only to residents of Virginia and other jurisdictions where the shares that we are offering have been registered under applicable securities laws or where an exemption from registration exists. A listing of those states is available from us or the Plan’s agent upon request.

See “Risk Factors” beginning on page 4 for information that prospective participants in the Plan should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The shares of common stock offered in this prospectus are not savings or deposit accounts or other obligation of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus describes the Plan as currently in effect, and you are urged to read it carefully before deciding whether to participate.

Our corporate headquarters are located at 10 Courthouse Square, Warrenton, Virginia 20186 and our telephone number is (540) 347-2700.

FAUQUIER BANKSHARES, INC.

/s/ C. Hunton Tiffany

By:       C. Hunton Tiffany
President and Chief Executive Officer

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

WHERE YOU CAN FIND MORE INFORMATION

Fauquier Bankshares, Inc., which we will refer to as we, us or our, is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the SEC’s public reference room facility located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including Fauquier Bankshares, Inc., that file documents with the SEC electronically through the SEC’s electronic data gathering, analysis and retrieval system known as EDGAR.

This prospectus is part of a registration statement filed by us with the SEC. Because the rules and regulations of the SEC allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information set forth in the registration statement. You may review the registration statement and the exhibits filed with the registration statement for further information regarding us and the shares of our common stock being sold by this prospectus. The registration statement and its exhibits may be inspected at the public reference facilities of the SEC at the addresses set forth above.

We also maintain an Internet site at www.fauquierbank.com, which contains information relating to the Fauquier Bank, our wholly-owned subsidiary and operating entity, and our business.

INCORPORATION OF INFORMATION THAT WE FILE WITH THE SEC

The SEC allows us to “incorporate by reference” information we file with the SEC. This means:

•	incorporated documents are considered part of this prospectus; and

•	we can disclose important information to you by referring you to those documents.

We incorporate by reference the documents listed below, which have been filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 30, 2004;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the SEC on May 14, 2004;

•	our definitive proxy statement on Form 14A, dated April 16, 2004 and filed with the SEC on April 15, 2004;

•	our Current Report on Form 8-K dated April 22, 2004 and filed with the SEC on April 23, 2004; and

•	the description of our common stock as set forth in Item 11 in our registration statement on Form 10-12G, dated April 16, 1999, as amended on Forms 10-12G/A on June 10, 1999, July 12, 1999 and August 2, 1999.

We also incorporate by reference all documents filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering.

We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to:

Ms. Christine Headly
Fauquier Bankshares, Inc.
10 Courthouse Square
Warrenton, Virginia 20186
Telephone: (540) 347-2700
cheadly@fauquierbank.com

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. No one else is authorized to provide you with different information. We are not making an offer of shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents because our financial condition and results may have changed since that date.

RISK FACTORS

The purpose of the Plan is to provide a convenient and useful service for current Fauquier Bankshares, Inc. shareholders. Nothing in this prospectus represents a recommendation by us or anyone else that a person buy or sell Fauquier Bankshares, Inc. common stock. We urge you to read this prospectus thoroughly before you make your investment decision regarding participation in the Plan.

Investors should consider carefully the following factors in addition to the other information included or incorporated by reference in this prospectus before making an investment in our common stock.

Our profitability depends on interest rates generally.

Our profitability depends in substantial part on our net interest margin, which is the difference between the rates we receive on loans and investments and the rates we pay for deposits and other sources of funds. Our net interest margin depends on many factors that are partly or completely outside of our control, including competition, federal economic, monetary and fiscal policies, and economic conditions generally. Changes in interest rates will affect our operating performance and financial condition. We try to minimize our exposure to interest rate risk, but we are unable to completely eliminate this risk.

Our performance depends substantially upon our credit quality.

The ability of our borrowers to repay the loans we make to them impacts our performance. Although we have collateral for most of our loans, that collateral can fluctuate in value and may not always cover the outstanding balance on the loan. We devote substantial management attention to setting reserves that we believe are adequate to cover potential credit quality problems. If we are wrong in our assessment, or events occur that reduce the likelihood of loan repayment, our reserves may not be adequate. In general, if the quality of our loans and the underlying collateral decreases, that may reduce our earnings and damage our financial condition.

Our profitability depends significantly on local economic conditions.

Our success depends primarily on the general economic conditions of the markets in which we operate. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers primarily in Fauquier and Prince William Counties, Virginia and the surrounding communities. The local economic conditions in this area have a significant impact on our business, real estate and construction loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment or other factors beyond our control could impact these local economic conditions and could negatively affect the financial results of our banking operations.

Our small to medium-sized business target market may have fewer financial resources to weather a downturn in the economy.

We target our commercial development and marketing strategy primarily to serve the banking and financial services needs of small and medium size businesses. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact this major economic sector in the markets in which we operate, our results of operations and financial condition may be adversely affected.

We may be adversely affected by changes in government monetary policy.

As a bank holding company, our business is affected by the monetary policies established by the Board of Governors of the Federal Reserve System, which regulates the national money supply in order to mitigate recessionary and inflationary pressures. In setting its policy, the Federal Reserve may utilize techniques such as the following:

•	engaging in open market transactions in United States government securities;
•	setting the discount rate on member bank borrowings; and
•	determining reserve requirements.

These techniques may have an adverse effect on our deposit levels, net interest margin, loan demand or our business and operations.

We may be adversely affected by unanticipated changes in government regulations.

We and our wholly-owned subsidiary, The Fauquier Bank, are subject to regulation and supervision by the Federal Reserve Bank, the Federal Deposit Insurance Corporation and the Virginia State Corporation Commission. Any of these agencies, or other governmental or regulatory authorities, could revise existing regulations or adopt new regulations at any time. Certain revisions could subject us and our subsidiaries to more demanding regulatory compliance requirements which may adversely affect our ability to conduct, or our cost of conducting, business. Legislation and regulatory initiatives containing wide-ranging proposals for altering the structure, regulation and competitive relationships of financial institutions are introduced regularly. We cannot predict whether or what form of proposed statute or regulation will be adopted or the extent to which such adoption may affect our business.

Our future success will depend on our ability to compete effectively in the highly competitive financial services industry.

We face substantial competition in all phases of our operations from a variety of different competitors. In particular, there is very strong competition for financial services in the areas of Virginia in which we conduct a substantial portion of our business. Our future growth and success will depend on our ability to compete effectively in this highly competitive financial services environment. Many of our competitors offer products and services which we do not, and many have substantially greater resources, name recognition and market presence that benefit them in attracting business. In addition, larger competitors may be able to price loans and deposits more aggressively than we do. Some of the financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on bank holding companies and federally insured state chartered banks. As a result, these nonbank competitors have certain advantages over us in accessing funding and in providing various services.

We depend on the services of our key personnel, and a loss of any of those personnel would disrupt our operations and result in reduced revenues.

Our success depends upon the continued service of our senior management team and upon our ability to attract and retain qualified financial services personnel. Competition for qualified employees is intense. In our experience, it can take a significant period of time to identify and hire personnel with the combination of skills and attributes required in carrying out our strategy. If we lose the services of our key personnel, or are unable to attract additional qualified personnel, our business, financial condition, results of operations and cash flows could be materially adversely affected.

Our common stock has substantially less liquidity than the average trading market for many other publicly traded common stock.

Although our common stock is listed for trading on the Nasdaq SmallCap Market, the trading market in our common stock has substantially less liquidity than the average trading market for many other publicly traded companies, including most of the companies quoted on the Nasdaq National Market or traded on the New York Stock Exchange. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the market place of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control.

We may not pay dividends to shareholders in the future.

Dividends are subject to determination and declaration by our board of directors, which takes into account many factors. The declaration of dividends by us on our common stock is subject to the discretion of our board and to applicable federal regulatory limitations. We cannot guarantee that dividends will not be reduced or eliminated in future periods. Our ability to pay dividends on our common stock depends on our receipt of dividends from our wholly-owned subsidiary bank, the Fauquier Bank.

Virginia law and our charter documents contain anti-takeover provisions that may make it more difficult or expensive to acquire us in the future or may adversely affect our stock price.

Virginia corporate law and our charter documents contain several provisions that may make it more difficult for a third party to acquire control of us without the approval of our board of directors and may make it more difficult or expensive for a third party to acquire a majority of our outstanding common stock. They may also delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our shareholders receiving a premium over the market price for their common stock. Our stock price could also be negatively affected as a result of these anti-takeover provisions.

DESCRIPTION OF THE PLAN

The provisions of our Dividend Reinvestment and Stock Purchase Plan are set forth below in question and answer format.

Purpose and Advantages

1.      What is the purpose of the Plan?

The purpose of the Plan is to provide eligible shareholders with a simple and convenient means of investing cash dividends and, from time to time as the Board of Directors of Fauquier Bankshares, Inc. may in its discretion determine, optional cash payments, or both, in shares of our common stock without paying brokerage commissions, service charges or other expenses.

2.      What are the options available to participants in the Plan?

The Plan offers the following investment options to participants:

•	Participants may purchase additional shares of common stock by having the cash dividends on all, or part, of their shares of common stock automatically reinvested;

•

Participants may purchase additional shares of common stock by receiving directly, as usual, their cash dividends, if, as and when declared, on shares of common stock and investing in the Plan by making cash payments of not less than $100 per payment or more than $10,000 per calendar year; or

•	Participants may purchase additional shares of common stock by investing both their cash dividends and any optional cash payments.

3.      What are the advantages of the Plan?

•

Participants in the Plan may reinvest dividends and invest optional cash payments without paying brokerage commissions or other charges; provided, however, that if shares of common stock are registered in the name of a nominee or broker, such nominee or broker may charge a commission or fee.

•	Participants may invest the full available amount of all dividends, as the Plan provides for fractional interests in the shares of common stock held in the Plan.

•	Participants will receive a detailed statement of Plan account transactions.

•	Participants may change options under the Plan at any time.

•	Participants retain voting control of shares held under the Plan.

•	Participants can avoid safekeeping requirements and record-keeping costs through the custodial service and reporting provisions of the Plan, subject to payment of an applicable fee.

•	Participants may direct the Plan’s agent to transfer, at no cost, all or a portion of the shares of common stock credited to a participant’s Plan account. (See the answer to Question #19.)

•	Participants may direct the Plan’s agent to sell shares of common stock credited to their Plan accounts, subject to the payment of an applicable fee. (See the answer to Question #21.)

Participation

4.      Who is eligible to participate?

Subject to the terms of the next paragraph, any record holder of shares of our common stock is eligible to participate in the Plan with respect to any or all of his or her shares. A holder of record is a person who owns shares of our common stock registered in his or her name on our records. A beneficial holder is a person who owns shares of our common stock in “street name,” such as through a broker or other nominee. In order to be eligible to participate, beneficial owners of shares of common stock whose shares are registered in names other than their own must either arrange for the holder of record to join the Plan or have the shares they wish to enroll in the Plan transferred to their own names. Beneficial owners who are not record holders, however, may not make optional cash payments to purchase additional shares of common stock under the Plan.

Shareholders residing in certain states or citizens or residents of a country other than the Unites States, its territories or possessions, may be ineligible to participate in the Plan if Fauquier Bankshares, Inc., in its sole discretion, determines that causing the Plan to comply with applicable securities laws and regulations in such states or countries is onerous.

In addition, employees of Fauquier Bankshares, Inc. and its wholly owned subsidiaries who own shares of our common stock are eligible to participate in the Plan through payroll deductions. Each employee’s payroll deduction may not exceed $100 per payroll period. In addition, to ensure that their investments are diversified, employees participating in the Plan are strongly urged not to have more than 20% of their total investments in Fauquier Bankshares, Inc. common stock at any time.

5.      Is partial participation possible under the Plan?

Yes. If you desire that the dividends on only some of your shares of common stock held of record be reinvested under the Plan, you may indicate such number of shares on the authorization card. Dividends will thereafter be reinvested on the number of shares you specify, and you will continue to receive cash dividends on the remainder of your shares.

Please note that you cannot elect partial reinvestment for dividends on shares you receive though the Plan itself, whether through dividend reinvestment or through optional cash purchases. Dividends on these shares received through the Plan will be fully reinvested in additional shares of common stock.

6.      How does an eligible shareholder become a participant in the Plan?

An eligible shareholder may join the Plan by making the election as to such participation and signing an authorization card and returning it to the Plan’s agent. A self-addressed envelope is provided for this purpose. Shareholders whose shares are registered in the name of a nominee or broker must have the nominee or broker sign the authorization card and return it to the Plan’s agent. Eligible shareholders will become participants only after a properly completed authorization card has been received and accepted by the Plan’s agent.

Employees of Fauquier Bankshares, Inc. and its wholly owned subsidiaries who are also shareholders may join the Plan by completing and signing the authorization card and returning it to their respective payroll departments. Employee-shareholders may obtain authorization cards at any time by written request to their respective payroll departments.

Additional authorization cards may be obtained at any time by written request to the Plan’s agent, through the agent’s Internet website at www.amstock.com, or by calling the Plan’s agent at 1-888-888-0142. (See the answer to Question #10 below for the name and address of the Plan’s agent.) To gain access to the agent’s website, participants will need their 10 digit account number and their social security number.

7.      When may a shareholder join the Plan?

An eligible shareholder may join the Plan at any time and will remain a participant until participation is discontinued (see the answer to Question #24) or all shares held in the participant’s Plan account are sold.

With respect to reinvestment of dividends, if an authorization card specifying reinvestment of dividends is received by the Plan’s agent by the record date established for payment of a particular dividend, receipt of shares of common stock in lieu of cash dividends or reinvestment of cash dividends, as appropriate, will start with that dividend payment. If the authorization card is received after the record date established for payment of a particular dividend, then participation in the Plan will not begin until the cash dividend payment date following the next record date, as applicable.

We have declared and paid dividends as follows during the past two years:

Declaration Date	Record Date	Payment Date

February 19, 2004	March 23, 2004	April 1, 2004
November 20, 2003	December 23, 2003	January 8, 2004
August 21, 2003	September 23, 2003	October 2, 2003
May 20, 2003	June 24, 2003	July 7, 2003
February 20, 2003	March 25, 2003	April 3, 2003
November 21, 2002	December 23, 2002	January 7, 2003
August 15, 2002	September 24, 2002	October 3, 2002
May 22, 2002	June 25, 2002	July 5, 2002

With respect to optional cash purchases of common stock, if an authorization card specifying optional cash purchases is received by the Plan’s agent by the business day immediately prior to a particular Purchase Date, cash purchases will begin with that Purchase Date, assuming that the Plan agent has received the cash purchase funds by the business day before the Purchase Date. (See the answer to Question #13 for information on Purchase Dates; Purchase Dates will generally be the same as quarterly dividend payment dates. See also the answer to Question # 14 regarding required dates for receiving optional cash purchase funds). If the authorization card is received after the business day immediately prior to a particular Purchase Date, then cash purchases will not be made until the next Purchase Date.

8.      What does the authorization card provide?

The authorization card provides for the purchase of additional shares of common stock through the following options:

•

Dividend Reinvestment Only. If the “Dividend Reinvestment Only” box is checked, the Plan’s agent will apply cash dividends on all shares of common stock registered in the participant’s name, or such number as specified by the participant on the authorization card, as well as on all shares of common stock credited to the participant’s Plan account, to the purchase of additional shares of common stock.

•

Dividend Reinvestment and Optional Cash Payments. If the “Dividend Reinvestment and Optional Cash Payments” box is checked, the Plan’s agent will apply cash dividends on all shares of common stock registered in the participant’s name, or such number as specified by the participant on the authorization card, and any optional cash payments (including employee payroll deductions), to the purchase of additional shares of common stock.

•

Optional Cash Payments Only. If the “Optional Cash Payments Only” box is checked, the Plan’s agent will apply any optional cash payments (including employee payroll deductions) and any dividends on shares credited to the participant’s Plan account to the purchase of additional shares of common stock. Cash dividends on shares of common stock registered in the participant’s name other than in his or her Plan account will be paid to the participant in the usual manner.

Except with respect to dividends on shares of common stock in a participant’s Plan account, which are reinvested automatically, a participant may elect to reinvest the dividends on all or part of the shares of common stock registered in his or her name by designating the participant’s intentions on the authorization card.

9.      May a participant change his or her method of participation after enrollment?

Yes. A participant may change his or her investment option at any time by signing a new authorization card and returning it to the Plan’s agent. If the authorization card is received by the Plan’s agent no later than two (2) business days preceding the related quarterly dividend record date, the change in investment option will be effective on that quarterly dividend payment date. If the authorization card is received by the Plan’s agent any time following two business days preceding the related quarterly dividend record date, the change will be effective on the next quarterly dividend payment date.

Administration

10.     Who administers the Plan for participants?

American Stock Transfer & Trust Company, a stock transfer company that we have selected, will act as the Plan’s agent, administer the Plan for participants, arrange for the custody of share certificates, keep records, send statements of account to participants and perform other duties relating to the Plan. Shares of common stock purchased under the Plan will be held by the Plan’s agent as agent for participants and registered in the name of the Plan’s agent or its nominee. The Plan’s agent also serves as transfer agent for our common stock. Should the Plan’s agent resign, or be asked to resign, another agent will be asked to serve.

All inquiries relating to the Plan should include your account number and should be addressed as follows:

Fauquier Bankshares, Inc. Dividend Reinvestment and Stock Purchase Plan
American Stock Transfer & Trust Company
59 Maiden Lane
Plaza Level
New York NY 10038

All transaction processing and related requests, such as sales of common stock, termination of your Plan account and optional cash payments should include your account number and should be sent to:

Fauquier Bankshares, Inc. Dividend Reinvestment and Stock Purchase Plan
American Stock Transfer & Trust Company
P.O. Box 922
Wall Street Station
New York, NY 10269-0560

The Plan’s agent has also established an Interactive Voice Response System (IVR) to answer your questions regarding the Plan. You may access this system at 1-888-888-9142 with any questions.

You can obtain information about your account over the Internet. To gain access to account information on the agent’s website, participants will need their 10 digit account number and their social security number. Messages forwarded on the Internet will be responded to promptly. The Plan’s agent’s Internet address is www.amstock.com.

Costs

11.     What are the expenses to participants in connection with the Plan?

Participants will not incur any brokerage commissions or service charges for the purchases of shares of common stock made under the Plan, for optional cash purchases or for transfers of Plan shares. Participants will be responsible for brokerage commissions, service fees and taxes, if any, when shares are sold for a participant’s account.

If a participant’s shares are registered in the name of a nominee or broker, such nominee or broker may charge a commission or fee for both shares purchased in the open market and original issue shares, and the participant will be responsible for such fees.

There are applicable charges to Plan participants related to: deposit of share certificates with the Plan agent (see the answer to Question #20); sales of Plan shares (see the answer to Question #21); complete withdrawal from the Plan (see the answer to Question #25); and liquidation of fractional interests upon withdrawal from the Plan (see the answer to Question #26).

Purchase of Shares

12.     What is the source for shares of common stock purchased under the Plan?

Plan shares will be purchased, at the discretion of Fauquier Bankshares, Inc., from Fauquier Bankshares, Inc., in which event such shares will be either authorized but unissued shares or shares held in the treasury, or on the open market, or any combination of these sources.

13.     When and how will shares of common stock be purchased under the Plan?

In the event the Plan’s agent purchases shares of common stock from Fauquier Bankshares, Inc., dividends will be reinvested on the dividend payment date. In the event the Plan’s agent purchases shares of common stock on the open market, dividends will be reinvested at such times as the Plan’s agent may determine as soon as practicable on or following the dividend payment date or such later date as may be necessary or advisable under any applicable securities or other laws. Neither we nor any participant will have the authority or power to direct the time or place at which shares will be purchased or the selection of a broker or dealer through or from which open market purchases will be made.

The Plan’s agent will apply optional cash payments (including employee payroll deductions) received by the Plan’s agent to the purchase of common stock on a quarterly basis on the quarterly dividend payment date for dividends on common stock or the next trading day if any such date is not a trading day (the “Purchase Date”) at a price determined in accordance with the provisions of the Plan. The dividend payment dates during the past two years are listed under Question #7, above. If no dividend is declared for a particular calendar quarter, the Purchase Date for such quarter will be on the quarterly dividend payment date for the same quarter in the previous calendar year, or the next trading day if any such date is not a business day.

The Plan’s agent must receive optional cash payments at least one business day prior to a Purchase Date to purchase shares on that Purchase Date. Any optional cash payments received less than one business days prior to a Purchase Date for a particular calendar quarter will be applied to the purchase of common stock on the Purchase Date in the next following calendar quarter. No interest will be paid on optional cash payments. Therefore, you should forward optional cash payments to the Plan’s agent shortly before the Purchase Date in a particular calendar quarter while taking care to allow sufficient time to ensure that an optional cash payment is received by the Plan’s agent at least one business day prior to the Purchase Date. Any uninvested optional cash payments will be returned to a participant upon request received by the Plan’s agent at least five business days prior to a Purchase Date.

14.     How are optional cash purchases made?

The option to make cash purchases is available to eligible shareholders on a quarterly basis. Each such purchase must equal at least a minimum amount and purchases cannot exceed a total maximum amount, both as determined by Fauquier Bankshares, Inc.

As of the date of this prospectus, optional cash purchases may be made in any amount from a minimum payment of $100 up to a maximum total of $10,000 per calendar year. The minimum and maximum amounts of quarterly optional cash purchases, however, may be changed (or optional cash purchases may be eliminated) at Fauquier Bankshares, Inc.’s discretion upon sending Plan participants prior written notice.

For purposes of the limitation on the maximum annual amount, all Plan accounts deemed by Fauquier Bankshares, Inc. to be under common control or management will be aggregated. Fauquier Bankshares, Inc. reserves the right to return to participants amounts which exceed the maximum annual amount.

You can make optional cash purchases by enclosing a check or money order payable in the United States with the authorization card. Checks and money orders should be made payable to “American Stock Transfer & Trust Company” and should include “Fauquier Bankshares Dividend Reinvestment and Stock Purchase Plan” in the memo line. Optional cash purchases may also be made by completing the forms you receive from the Plan’s agent or through a direct draft from the deposit account at your financial institution.

If for any reason a participant’s check for optional cash purchases is returned as unpaid, any funds not yet invested will be removed from the participant’s account. If funds have already been invested, then the shares purchased with such funds will be removed from the participant’s account and will be sold by the Plan agent to cover the amount of the returned check; provided that the Plan agent reserves the right to remove and sell additional shares in a participant’s account to cover the full amount of the returned check and the agent’s $25.00 return check fee.

Employees of Fauquier Bankshares, Inc. and its wholly-owned subsidiaries who own shares of our common stock may make their optional cash purchases through payroll deductions. Each employee’s payroll deduction may not exceed $100 per payroll period. Purchases of common stock using funds from employee payroll deductions will be made on each quarterly Purchase Date as described in the answer to Question #13 above. Employees utilizing the payroll deduction option to make cash purchases are subject to the same minimum cash payment ($100) and maximum annual cash payment ($10,000) restrictions as other Plan participants.

To ensure that their investments are diversified, employees participating in the Plan are strongly urged not to have more than 20% of their total investments in Fauquier Bankshares, Inc. common stock at any time.

15.     At what price will shares of common stock be purchased under the Plan?

The price of shares of common stock purchased with reinvested cash dividends and optional cash payments, if any, will be the market price of the common stock. For shares acquired directly from Fauquier Bankshares, Inc. the market price of the common stock for purposes of the Plan is the average of the closing bid and asked quotations for a share of common stock on the day before the dividend payment date, or the Purchase Date in the case of optional cash purchases, as reported by Nasdaq. For shares acquired in the open market, the market price of the common stock is the weighted average of the price actually paid for such shares, including brokerage commissions, purchased by the Plan’s agent.

No purchases may be made directly from us in the event that the purchase price per share is less than the par value of shares of our common stock, which is $3.13 per share. In that event, any dividends payable and optional cash payments received, and not previously invested, will be used to purchase shares of our common stock in the open market.

16.     How many shares of our common stock will be purchased for participants?

If you become a participant in the Plan, the number of shares that we will purchase for your account depends on the amount of your dividends and/or optional cash payments (including payroll deductions), if any, in a participant’s Plan account, and the applicable purchase price of shares of our common stock. Your account will be credited with that number of shares, including fractional interests computed to three decimal places, equal to the total amount to be reinvested or invested through optional cash payment, divided by the applicable purchase price per share.

17.     Will certificates be issued for shares of our common stock purchased under the Plan?

Unless requested by a participant, separate certificates for shares of our common stock purchased under the Plan will not be issued to participants. The number of shares purchased for your account under the Plan will be shown on your statement of account. This feature protects against loss, theft or destruction of stock certificates.

Certificates for any number of whole shares credited to a participant’s account under the Plan will be issued without charge upon the participant’s written request. Any remaining full shares and fractional interests will continue to be credited to the participant’s account. Certificates representing fractional interests will not be issued under any circumstances.

18.     In whose name will certificates be registered when issued to participants?

All shares of common stock purchased by the Plan’s agent pursuant to the Plan, including any fractions of a whole share, will be issued (in book-entry form) to and registered in the name of the Plan’s agent or its nominee as agent for each participant. Shares of common stock purchased by the Plan’s agent on behalf of each participant will be credited to such participant’s account on the books and records of the Plan, which books and records will be maintained at all times by the Plan’s agent.

Transfers

19.     How may a participant transfer Plan shares?

If a participant wishes to change the ownership of all or part of the participant’s Plan shares through gift, private sale or otherwise, the participant may do so by delivering to the Plan’s agent a properly executed stock power. The transfer will be effected as soon as practicable following the Plan’s agent’s receipt of the required documentation, subject to the provisions of receipt of the written request on or before the record date relating to a cash dividend payment. Requests for account transfers are subject to the same requirements as for the transfer of securities, including the requirement of receipt by the Plan’s agent of a properly executed stock power with a medallion signature guarantee. A medallion signature guarantee is a special guarantee for securities that may be obtained through a financial institution such as a broker, bank, savings and loan association, or credit union. The guarantee ensures that the individual requesting the stock transfer is in fact the owner of the applicable stock. Stock power forms are available upon request from the Plan’s agent. Share transfer forms are also attached to account statements.

Shares transferred will be credited to the transferee’s account. An account will be opened in the name of the transferee if the transferee is not already a participant, and the transferee will automatically be enrolled in the Plan. If the transferee is not already a participant, the account will be enrolled under the full reinvestment option unless the form specifies differently.

Both the transferee and the transferor will be sent a statement showing the transfer of the shares into the transferee’s account.

Safekeeping Deposit of Stock Certificates

20.     May a participant deposit his or her common stock certificates with the Plan’s agent for conversion to book-entry shares?

At the time of enrollment in the Plan, or at any later time, a participant may deposit any common stock certificates in his or her possession with the Plan’s agent for credit as book-entry shares for his or her account. By doing so, a participant will no longer bear the risk associated with the loss, theft or destruction of stock certificates. Also, these shares are treated in the same manner as shares purchased through the Plan and may be transferred or sold through the Plan in a convenient and efficient manner. The Plan’s agent charges a fee for this service, which will be payable by the participant. The fee is $7.50 as of the date of this prospectus, and is subject to change in the sole discretion of the Plan’s agent. The fee will be waived if the certificate(s) are delivered to the Plan agent in connection with a sale of the shares represented by the certificate(s).

Delivery of certificates is at the risk of the participant and, for delivery by mail, insured registered mail with return receipt is recommended. The receipt of any shares delivered for safekeeping will be shown on your account statement.

Selling Shares

21.     How may shares of common stock be sold through the Plan?

Participants may sell shares of common stock held through the Plan in most cases by calling the Plan’s agent at 1-888-888-9142 or through the Plan agent’s Internet website at www.amstock.com. Participants may also mail their sale request using one of the transaction forms provided with each account statement. Certificated shares held outside the Plan can be deposited in a participant’s account and subsequently sold through the Plan. The Plan’s agent will charge participants a fee for sales of shares held through the Plan. The fee is $15.00 per transaction as of the date of this prospectus, and is subject to change in the sole discretion of the Plan’s agent.

The Plan’s agent will process requests for sales received by telephone or through its Internet website by 4:00 p.m. Eastern Time on a business day on that business day; the sale itself will occur on the next trading day following the agent’s receipt of the request. Requests for sales via telephone or through the agent’s Internet website received after 4:00 p.m. Eastern Time on a business day or on a non-business day will be processed on the next business day, and the sale will occur on the trading day following processing. The Plan’s agent will make every effort to process requests received by mail on the date they are received, and the sale itself will occur on the next trading day following processing. The proceeds of the sale, less applicable service fees, brokerage commissions, transfer and other taxes, and other costs of sale, will be sent to the participant. Shares being sold for the participant may be aggregated with those of other Plan participants who have requested sales. In that case, the participant will receive proceeds based on the average sales price of all shares sold, less a pro rata share of brokerage commissions, transfer and other taxes and other transaction expenses.

Participants have full control of their shares and may transfer or dispose of them at any time. Any participant may choose to sell shares credited in his or her accounts through the broker of his or her choice. If a participant chooses to do so, he or she must notify the Plan’s agent. A certificate will be issued and mailed to the participant or his or her broker (if so requested) within five business days of the Plan’s agent’s receipt of the request.

Reports to Participants

22.     What kind of reports will be sent to participants in the Plan?

As soon as practicable after each purchase, a participant will receive a report of all transactions since the last report. The report will include a statement of the number of shares allocated to the participant’s account, the amount of dividends received that are allocable to the participant, the number of shares of our common stock purchased and the price paid. These reports will provide a record of the cost of purchases under the Plan and should be retained for tax purposes. In addition, each participant will receive copies of our annual reports to shareholders, proxy statements and information for income tax reporting purposes.

Dividends

23.     Will participants be credited with dividends on shares held in their accounts under the Plan?

Yes. The Plan’s agent will receive dividends for all shares held in the Plan on a dividend record date and will credit those dividends to participants’ accounts on the basis of full shares and fractional interests credited to those accounts. The dividends will be automatically reinvested in additional shares of our common stock.

Discontinuation of Dividend Reinvestment

24.     How does a participant discontinue the reinvestment of dividends under the Plan?

A participant may discontinue the reinvestment of dividends under the Plan by notifying the Plan’s agent of the participant’s desire to discontinue dividend reinvestment. Withdrawal from the Plan may be made by requesting the issuance of a stock certificate for the whole shares in your account plus the sale of any fractional share interest in your account or by requesting the Plan’s agent to sell all shares in your Plan account.

If the Plan’s agent receives a notice of withdrawal from a Plan participant at least three (3) business days before a dividend payment date, the agent will pay the cash dividend payable with respect to the withdrawn shares to the participant on that dividend payment date, and no dividends will be reinvested on the withdrawn shares on that dividend payment date. All future dividends with respect to the withdrawn shares will be paid in cash. If the Plan’ agent receives a requests for withdrawal less than three (3) days prior to a dividend payment date, dividends will be reinvested on that dividend payment date and all subsequent dividends on the withdrawn shares will be paid in cash.

The options open to participants who wish to discontinue participation in the dividend reinvestment feature are as follows:

•	withdrawal from the dividend reinvestment feature, while continuing to participate in the optional cash payment feature, or

•	complete withdrawal from the Plan (dividend reinvestment and optional cash payment feature).

If a participant withdraws from the dividend reinvestment portion of the Plan without withdrawing from the optional cash payment feature, dividends paid on any shares held in the participant’s account will continue to be reinvested until the participant also withdraws from optional cash payment feature.

Withdrawal of Shares in Plan Accounts

25.     How may a participant withdraw shares purchased under the Plan?

A participant who has purchased shares of our common stock under the Plan may withdraw all or a portion of his or her shares from his or her Plan account by notifying the Plan’s agent to that effect and specifying in the notice the number of shares to be withdrawn.

A participant who changes his or her place of residence must promptly notify the Plan’s agent of the change of address. If a participant moves to a state where the shares offered pursuant to the Plan are not registered or exempt from registration under applicable securities law, that participant will be deemed to have withdrawn from the Plan as to all shares held by the participant in the Plan.

Certificates for whole shares of our common stock withdrawn from the Plan will be registered in the name of, and issued to, the participant. Certificates representing fractional interests will not be issued.

The Plan’s agent will charge participants a fee in the event a participant withdraws all shares from the participant’s Plan account. The fee is $15.00 as of the date of this prospectus, and is subject to change in the sole discretion of the Plan’s agent.

26.     What happens to any fractional interest in the shares of common stock in a Plan account when a participant withdraws all shares from the Plan?

Any fractional interest in a participant’s Plan account at the time a participant determines to withdraw all shares from the Plan will be liquidated, and a cash payment will be made promptly from the resulting proceeds, less service fees, brokerage commissions and transfer taxes. The Plan’s agent will mail net sales proceeds for any fractional interest together with certificates for whole shares directly to the withdrawing participant.

27.     What happens to a participant’s Plan account if all shares in the participant’s own name are transferred or sold?

If you dispose of all shares of our common stock registered in your own name, the Plan’s agent will continue to reinvest the dividends on the shares held in your Plan account, unless you also withdraw or sell all shares held in your account under the Plan.

Federal Income Tax Consequences

28.     What are the federal income tax consequences of participation in the Plan?

The Plan does not offer a discount for purchases of shares of our common stock with reinvested dividends. In the absence of a discount feature, the Internal Revenue Service has ruled that shareholders participating in dividend reinvestment plans are treated for federal income tax purposes as having received the full amount of the cash distribution that was payable, even though the shareholder received no cash but instead received credit for stock of equivalent value. In addition, a shareholder will be taxed on any brokerage commissions, fees or service charges that we pay for in connection with a purchase of our common stock for the shareholder under the Plan.

To the extent distributions by us to our shareholders are treated as made from our earnings and profits, the distributions will be dividends taxable as ordinary income. At the present time, we expect to have sufficient earnings and profits so that participating shareholders can expect that the full amount of any distribution under the Plan will be taxable as a dividend.

In the case of corporate shareholders, the full amount of dividends reinvested will be eligible for the dividends-received deduction available under the Internal Revenue Code.

In the case of foreign shareholders whose taxable income under the Plan is subject to federal income tax withholding and in the case of any other shareholders as to whom federal income tax withholding on dividends is required, we will make dividend reinvestment net of the amount of tax required to be withheld.

The tax basis of any shares acquired through the Plan will be the purchase price on the applicable purchase date. The holding period for shares acquired through the Plan will begin on the day after the applicable purchase date.

Participants should consult their own tax advisors as to the tax consequences of Plan transactions.

Other Information

29.     What happens if we have a common stock rights offering, issue a stock dividend or declare a stock split?

Participation in any rights offering will be based upon both the shares registered in participants’ names and the shares (including fractional interests) credited to participants’ Plan accounts. Any stock dividend or share resulting from stock splits with respect to full shares and fractional interests credited to participants’ accounts will be added to their accounts. Any securities other than shares of our common stock or rights to subscribe for securities other than shares of our common stock received in respect of the shares held in the accounts of participants will be distributed by the Plan’s agent to the participants and will not become part of the Plan. Transaction processing may either be curtailed or suspended until the completion of a rights offering, stock dividend, stock split or other corporate action.

30.     How will a participant’s Plan shares be voted at a meeting of shareholders?

All shares of our common stock credited to your account under the Plan will be voted in the manner that you direct. If on the record date for a meeting of shareholders there are shares credited to your account under the Plan, you will be sent the proxy material for that meeting. When you return an executed proxy, it will be voted with respect to all shares credited to you. Or, if you elect, you may direct the vote of all of your shares in person at the shareholders’ meeting.

31.     What procedures should be followed to sell or pledge shares held in the Plan?

A participant who wishes to sell or pledge shares from his or her account must request the withdrawal of such shares from the Plan as described in the answer to Question #25 above.

32.     What is the responsibility of the Plan’s agent?

The Plan’s agent receives the participants’ dividend payments and optional cash payments, invests such amounts in additional shares of our common stock, maintains continuing records of each participant’s account, and advises participants as to all transactions in and the status of their accounts. The Plan’s agent acts in the capacity of agent for the participants.

All notices from the Plan’s agent to a participant will be addressed to the participant at his or her last address of record with the Plan’s agent. The mailing of a notice to a participant’s last address of record will satisfy the Plan’s agent’s duty of giving notice to that participant. Therefore, participants must promptly notify the Plan’s agent of any change of address.

The Plan’s agent, a participant’s nominee or nominees, and we will not have any responsibility for acts taken or not taken (including but not limited to purchases or sales of shares) in good faith in connection with the Plan, including, for example, any claim for liability arising out of failure to terminate a participant’s account upon the participant’s death or adjudicated incompetency prior to receipt of notice in writing of such death or adjudicated incompetency. In addition, these parties will not have any duties, responsibilities or liabilities except for those that the Plan expressly provides for.

The Plan’s agent had no responsibility with respect to the preparation or content of this prospectus.

All transactions in connection with the Plan, including the optional cash payment feature, shall be governed by the laws of the Commonwealth of Virginia.

33.     May the Plan be changed or discontinued?

While we hope to continue a dividend reinvestment and stock purchase plan indefinitely, our Board of Directors reserves the right to suspend or terminate the Plan at any time. It also reserves the right to make modifications to the Plan. Participants will be notified of any suspension, termination or modification. We also may adopt reasonable procedures for the administration of the Plan.

34.     How is the Plan to be interpreted?

Any question or interpretation under the Plan will be determined by us, and any such determination will be final.

35.     Who bears the risk of market price fluctuations in the common stock?

A participant’s investment in shares of common stock under the Plan will be no different from investment in directly held shares of common stock. The participant will bear the risk of loss and realize the benefits of any gain from market price changes with respect to all such shares held by the participant in the Plan.

Participants should recognize that neither Fauquier Bankshares, Inc. nor the Plan’s agent can assure participants of a profit or protect then against a loss on the shares of common stock purchased by them under the Plan.

A participant’s investment in shares of common stock under the Plan is not guaranteed by the FDIC or other governmental agency.

USE OF PROCEEDS

We do not know the number of shares of our common stock that ultimately will be purchased under the Plan or the prices at which shares will be purchased. If the Plan purchases shares of common stock directly from us, the net proceeds from these transactions will be added to our general funds and used for general corporate purposes.

INDEMNIFICATION

Our articles of incorporation, as well as the statutes of the Commonwealth of Virginia, contain provisions providing for the indemnification of our directors and officers against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXPERTS

The consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2003, which we have incorporated by reference into this prospectus, have been audited by Yount, Hyde & Barbour, P.C., independent certified public accountants, as stated in their report included in the Annual Report, and have been incorporated by reference in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

Documents that we have not yet filed and that we have incorporated by reference into this prospectus will include financial statements, related schedules (if required) and auditors’ reports. Those financial statements and schedules will have been audited to the extent and for the periods set forth in those reports by the firm or firms rendering the reports and, to the extent so audited and consent to incorporation by reference is given, will be incorporated by reference in reliance upon those reports given upon the authority of the firm or firms as experts in accounting and auditing.

LEGAL OPINION

Holland & Knight LLP, counsel to Fauquier Bankshares, Inc., will pass upon the validity of the shares of our common stock to be issued by us pursuant to the Plan.

We have not authorized any dealer, salesperson or other person to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only in the jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of May 20, 2004.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.      Other Expenses of Issuance and Distribution

Securities and Exchange Commission Registration Fee*	$682
Printing Expenses	$3,000
Accounting Fees and Expenses	$1,500
Legal Fees and Expenses	$10,000
Miscellaneous Expenses	$1,318

Total	$16,500

* Represents actual expenses. All other expenses are estimates.

Item 15.      Indemnification of Directors and Officers

The laws of the Commonwealth of Virginia pursuant to which we are incorporated permit us to indemnify our officers and directors against certain liabilities with the approval of our shareholders. Our articles of incorporation, which have been approved by our shareholders, provide for the indemnification of each director and officer (including former directors and officers and each person who may have served at our request as a director of officer of any other legal entity and, in all such cases, his or her heirs, executors and administrators) against liabilities (including expenses) reasonably incurred by him or her in connection with any actual or threatened action, suit or proceeding to which he or she may be made party by reason of his or her being or having been a director or officer of our company, except in relation to any action, suit or proceeding in which he or she has been adjudged liable because of willful misconduct or a knowing violation of the criminal law.

We have purchased officers’ and director’s liability insurance policies. Within the limits of their coverage, the policies insure (1) our directors and officers against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by us and 2) our company to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.

Item 16. Exhibits

The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

4.1
Articles of Incorporation of Fauquier Bankshares, Inc. attached as Exhibit 3.1 to the Registration Statement on Form 10-12G filed with the Commission on April 16, 1999 (the “Form 10-12G”), incorporated herein by reference.

4.2	Bylaws of the Fauquier Bankshares, Inc., attached as Exhibit 3.2 to the Form 10-12G, incorporated herein by reference.

*5.1	Opinion of Holland & Knight LLP.

*23.1	Consent of Holland & Knight LLP (included in Exhibit 5.1).

*23.2	Consent of Yount, Hyde & Barbour, P.C.

*24.1	Powers of Attorney (included on signature page).

*99.2	Dividend Reinvestment and Stock Purchase Plan of Fauquier Bankshares, Inc. (set forth in full under the heading “Description of Plan” in the Prospectus).

*99.2	Form of Authorization Card.

* filed herewith

Item 17.      Undertakings

(a)        The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fauquier County, Commonwealth of Virginia, on May 20, 2004.

FAUQUIER BANKSHARES, INC.

By:
/s/ C. Hunton Tiffany
____________________________
C. Hunton Tiffany
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby appoints C. Hunton Tiffany and Randy K. Ferrell, and each of them, as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this Registration Statement, with any schedules or exhibits thereto, and any and all supplements or other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ C. Hunton Tiffany ___________________________	Chairman and Chief Executive Officer Director	May 20, 2004
C. Hunton Tiffany	(principal executive officer)

/s/ Randy K. Ferrell ___________________________	President and Chief Operating Officer, Director	May 20, 2004
Randy K. Ferrell

/s/ Eric P. Graap ___________________________	Senior Vice President and Chief Financial Officer	May 20, 2004
Eric P. Graap	(principal financial and accounting officer)

/s/ Alexander G. Green, Jr. ___________________________	Director	May 20, 2004
Alexander G. Green, Jr.

/s/ Stanley C. Haworth ___________________________	Director	May 20, 2004
Stanley C. Haworth

/s/ John J. Norman, Jr. ___________________________	Director	May 20, 2004
John J. Norman, Jr.

/s/ Douglas C. Larson ___________________________	Director	May 20, 2004
Douglas C. Larson

/s/ C.H. Lawrence, Jr. ___________________________	Director	May 20, 2004
C.H. Lawrence, Jr.

/s/ D. Harcourt Lees, Jr. ___________________________	Director	May 20, 2004
D. Harcourt Lees, Jr.

/s/ Randolph T. Minter ___________________________	Director	May 20, 2004
Randolph T. Minter

/s/ B.S. Montgomery ___________________________	Director	May 20, 2004
B.S. Montgomery

/s/ H.P. Neale ___________________________	Director	May 20, 2004
H.P. Neale

/s/ Pat H. Nevill ___________________________	Director	May 20, 2004
Pat H. Nevill

/s/ H. Frances Stringfellow ___________________________	Director	May 20, 2004
H. Frances Stringfellow